EX-99.H

                      AMENDMENT TO TRANSFER AGENT AGREEMENT


      This Amendment to Transfer Agent Agreement (this "Amendment") is made and entered into as of October 1, 2003, by and between Green Century Funds (the "Trust"), a business trust duly organized and existing under the laws of the Commonwealth of Massachusetts, Green Century Capital Management, Inc. ("GCCM"), a corporation organized and under the laws of the Commonwealth of Massachusetts, and Unified Fund Services, Inc., a Delaware corporation ("Unified"), and amends that certain Transfer Agent Agreement by and between the Trust, GCCM and Unified, dated September 10, 1998 (the "Agreement") as subsequently amended by addendums dated August 1, 1999 and March 1, 2000.

      WHEREAS, Unified, the Trust and GCCM have entered the Agreement; and

      WHEREAS, the Agreement contemplates that Unified shall perform such additional services as are mutually agreed upon and provided in an amendment to the Agreement or its schedules, in consideration of such fees as the parties may agree upon; and

      WHEREAS, the Trust has adopted Anti-Money Laundering Policies and Procedures which include a customer identification program (the "Trust AML Program"); and

      WHEREAS, the Trust has reviewed the Unified AML Program (as defined below) and has determined to delegate to Unified the implementation and operation of the Trust AML Program to the extent that such services are provided by Unified to its mutual fund clients under the Unified AML Program; and


      WHEREAS, Unified is willing to perform the services enumerated in this Amendment on the terms and conditions set forth in the Agreement and this Amendment;

      NOW THEREFORE, in consideration of the covenants herein contained, the Trust, GCCM and Unified hereby agree as follows:

            Unified AML Program Services, as described on Schedule B to this Amendment. Unified formulates, maintains and uniformly administers policies and procedures (as amended from time to time, the "Unified AML Program") that are reasonably designed to ensure compliance by mutual funds with the USA Patriot Act of 2002, the Bank Secrecy Act of 1970, the Customer Identification Program rules jointly adopted by the SEC and U.S. Treasury Department, and other applicable regulations adopted thereunder (collectively, the "Applicable AML Laws"). Unified has provided the Trust with a copy of the Unified AML Program documents, and will provide the Trust with all amendments thereto. The Trust hereby delegates to Unified the implementation and operation of the Trust AML Program to the extent that Unified provides such services to its mutual fund clients under the Unified AML Program, including, without limitation, those anti-money laundering and other services that are summarized on Schedule B to this Agreement, in each case with regard to those shareholder accounts maintained by Unified pursuant to this Agreement. Unified accepts the foregoing delegation and agrees to perform the duties summarized on Schedule B in accordance with the Unified AML Program. The Trust acknowledges and agrees that, notwithstanding such delegation, the Trust maintains full responsibility for ensuring its compliance with Applicable AML Laws and, therefore, must monitor the operation and assess the effectiveness of the Trust's AML Program, including the services provided by Unified pursuant to this Agreement.

2. The Schedules to the Agreement are hereby amended by appending a new Schedule B thereto as follows:

                                     SCHEDULE B
                                     ----------
                                         to
                              Transfer Agent Agreement

              General Description of the Unified AML Program Services
              -------------------------------------------------------

      The following is a general description of the Unified AML Program services Unified shall provide to the Trust. The following is a summary only. Unified has provided the Trust with a copy of the Unified AML Program and agrees to provide the Trust with the services outlined therein.


      I. General Description

      A. Customer Identification. Verify shareholder identity upon opening new accounts, consistent with the Unified AML Program, and perform such other checks and verifications as are specified in Unified's Customer Identification Program (which is a component of the Unified AML Program).

      B. Purchase Transactions. Unified shall reject and return to sender any and all checks, deposits, and other deliveries of cash or property that do not comply with the Unified AML Program, subject to the provisions of any additional agreement among the Trust, GCCM and Unified regarding special liability checks and other remittances.

      C. Monitoring and Reporting. Monitoring shareholder transactions and identifying and reporting suspicious activities that are required to be so identified and reported, including suspicious activity reports or Form 8300 reports, and provide other reports of shareholder activity to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service, and other appropriate authorities, in each case consistent with the Unified AML Program.

      D. Frozen Accounts. Unified shall place holds on transactions in shareholder accounts or freeze assets in shareholder accounts as provided for in the Unified AML Program.

      E. Maintenance of Records. Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Unified AML Program, and make the same available for inspection by (1) the Trust and GCCM, (2) any auditor of the Trust, (3) regulatory or law enforcement authorities, and
      (4) those other persons specified in the Unified AML Program.

      F. Other Services. Unified shall apply all other policies and procedures of the Unified AML Program to the Trust.

      G. Maintenance of the Unified AML Program. Unified shall maintain and modify the Unified AML Program from time to time to ensure that it remains reasonably designed to ensure compliance with the Applicable AML Laws. Upon request by the Trust or GCCM, Unified shall make available its compliance personnel to the Trust and GCCM and the Trust's and GCCM's counsel to discuss amendments to the Unified AML Program that the Trust or GCCM or counsel believes are necessary to keep such program in compliance with Applicable AML Laws. Changes to Unified's AML Program shall be implemented at Unified's sole discretion. Special procedures may be implemented for an additional fee to be agreed upon. The Trust may cancel its participation in the Unified AML Program at any time, and no further fees to Unified in respect of such program shall accrue after the date of cancellation.

      H. Annual Certification. On an annual basis during the term of this Agreement, Unified will certify to the Trust's Board of Trustees that it has implemented the Unified AML Program and that it will continue to perform the specific requirements of the Unified AML Program in accordance with the terms of this Agreement.

3. Unified shall begin providing Unified AML Program services on or before October 1, 2003. Upon commencement of such services, all prior agreements between the parties in respect of services pertaining to Applicable AML Laws shall terminate and cease to be of any further force or effect. This paragraph shall survive any termination of this Amendment.

4. The annual fee payable to Unified for application of the Unified AML Program procedures to the Trust shall be $3.00 per non-exempt (as stated in Section 326 of the USA Patriot Act) shareholder account. The fee shall become due and payable upon submission by Unified of the account information to the vendor Unified uses to verify customer information, and shall be billed to and paid by GCCM in accordance with the terms of the Agreement. The parties anticipate that the fee for calendar 2003 shall become due and payable in December 2003 for all non-exempt accounts, and annually thereafter. Furthermore, the parties agree that all new non-exempt shareholder accounts will be submitted to vendor and charged accordingly as and when new accounts are added.


IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.

UNIFIED FUND SERVICES, INC.



By:
      -----------------------
      Name
      Title


GREEN CENTURY FUNDS



By:
      -----------------------
      Name:  Kristina Curtis
      Title: Treasurer



GREEN CENTURY CAPITAL MANAGEMENT, INC.

By:
      -----------------------
      Name:  Kristina Curtis
      Title: Treasurer